Exhibit 99.2

David Ossip
Chairman and CEO, Ceridian

From the CEO

Dear Fellow Stockholders,

I would like to start by acknowledging what an extraordinary year of challenges 2020 was for our economy, our customers, and our employees. I am exceptionally proud of how our entire Ceridian team have responded to the dramatic change in business realities faced by all.

As a result of our combined efforts, we were able to deliver fourth quarter revenue results which were all above the high end of our guidance ranges. Dayforce recurring revenue, excluding float revenue, grew by more than 19%, despite COVID-19 headwinds remaining elevated.

We delivered on our Adjusted EBITDA guidance, while accelerating the pace of our investments in Product & Technology and Sales & Marketing.

On the fourth quarter sales side, we did see an impact from the second wave of COVID-19 in the form of elongated sales cycles for several large enterprise opportunities, which closed in January instead of December. While fourth quarter sales were below previous expectations, when factored together with January’s closing of those transactions, sales performance was in line with our fourth quarter in the prior year – which was the strongest quarter in our history.

Moreover, our sales pipeline is very strong, and we believe by the second half of 2021, our Dayforce recurring revenue growth rates, excluding float revenue, will return to pre-COVID-19 levels.

During the quarter, we received tremendous validation of our continued growth and accelerating leadership in the global HCM market. Ceridian was named a Leader in the Gartner 2020 Magic Quadrant for Cloud Human Capital Management (HCM) Suites for 1,000+ Employee Enterprises.1

Further, Ceridian received the highest scores for the North American compliance suites, payroll admin, and the workforce management in the Gartner Critical Capabilities for Cloud HCM Suites for 1,000+ Employee Enterprises.2

For more than a decade, companies have been talking about digitization. COVID-19 has made this an imperative overnight. Organizations, globally, are focused on meeting the demands of a more fluid, frictionless, and borderless world of work. Together, these demands and shifting business challenges require a deeper level of innovation and value from an HCM system.

The result of these fundamental customer needs is that our growth opportunities continue to expand, and we will take advantage of these opportunities through increased product development and sales and marketing investments. Our investments will build on our existing, always-on, payroll engine and our single database to deliver measurable value for our customers - not just for their businesses today, but for their businesses tomorrow.

Given the immense opportunities ahead, we remain keenly focused on executing against our five strategic growth levers:

•	Acquiring new customers in the markets where we have seen success to date;
•	Extending the Dayforce platform, thereby allowing us to deliver more value to our current and prospective customers;
•	Expanding within the Enterprise segment;

1 Gartner “Magic Quadrant for Cloud HCM Suites for 1,000+ Employee Enterprises” by Jason Cerrato, Chris Pang, Jeff Freyermuth, Ron Hanscome, Helen Poitevin, Sam Grinter, Ranadip Chandra, Amanda Grainger. November 9, 2020.

2 Gartner “Critical Capabilities for Cloud HCM Suites for 1,000+ Employee Enterprises” by Jason Cerrato, Ranadip Chandra, Jeff Freyermuth, Ron Hanscome, Chris Pang, Helen Poitevin, Sam Grinter, John Kostoulas, Amanda Grainger. November 23, 2020.

•	Accelerating our global expansion both by serving local customers in new geographies, and by extending our scope to service global multinational customers; and finally,
•	Driving incremental value for our customers by innovating in adjacent markets around our core HCM suite, such as Dayforce Wallet.

With an estimated $20 billion addressable market for Dayforce outside of North America, we continue to significantly accelerate our global expansion, and recently announced an agreement to acquire Ascender. Ascender is the trusted payroll and HCM provider for more than 1,200 customers, serving more than 1.3 million employees across Asia Pacific and Japan (APJ). Ascender also has a robust partner ecosystem of leading, global ERP vendors and system integrators (SI) to provide deeper value to its customers. With the addition of Ascender, Ceridian will serve more than 2.5 million employees across all industries and geographies in the region.

From a growth perspective, Ascender will provide a tremendous cross-sell opportunity for our HCM platform, particularly our talent and workforce modules, and will strengthen our success with global organizations that operate in the region.

We expect the acquisition to close in the second quarter, and we will provide greater clarity into the financial implications of the acquisition at that time.

Our acquisition of Ascender builds on strategic investments we’ve made in the APJ region to extend our leadership and provide unmatched value to our customer.

Last year, we acquired Singapore-based Excelity, which is already exceeding our initial expectations. And, in the fall of 2019, we added Australia-based workforce management provider RITEQ. Together, with Ascender, we will have more than 1,500 customers across the APJ region. Our deep leadership and local expertise coupled with the continued expansion of the Dayforce platform will position Ceridian as the most comprehensive HCM

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solution in the region to help customers transform

their businesses for a digital world.

Over the course of 2020, we significantly grew our global customer base, especially in the Enterprise market. We formed key alliances with SI partners. We deepened and broadened our product offering with innovations like Dayforce Wallet which appeals to customers who focus on the financial well-being of their employees. We strengthened our leadership team with top talent who bring experience at scale in the global enterprise space. And, we achieved it all while staying focused on driving higher customer satisfaction.

Financial highlights

We are pleased with our strong financial and operating performance in the fourth quarter.

Despite the pandemic, we maintained very strong topline growth. Excluding float revenue, Dayforce recurring services revenue grew by more than 19%.

Cloud revenue now represents 87% of our total revenue, with Dayforce accounting for nearly 90% of our Cloud revenue.

Cloud recurring gross margin expanded by 210 basis points, despite the approximate $9.5M headwind from lower employment levels due to the pandemic at Dayforce and Powerpay customers, and $7M of lower float revenue compared to prior year.

Cloud revenue now represents 87% of our total revenue, with Dayforce accounting for nearly 90% of our cloud revenue

Customer highlights

We are focused on delivering value to our customers throughout their lifecycle, and thereby earning customers for life. Our modern cloud platform and our

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services team of seasoned professionals is enabling us to take customers live quickly, predictably, and on-time, at a consistent pace, even amid a global pandemic where we serve our customers remotely.

With nearly 5,000 customers, Dayforce is a mature and robust cloud platform that delivers real quantifiable value

We ended the fourth quarter with 4,906 customers live on the Dayforce platform, a net increase of 202 customers since the third quarter. And, as we continue to support larger customers at scale, trailing twelve-month Dayforce revenue per customer was $128,985, up 9% year-over-year.* Incremental Dayforce revenue per customer for the same period increased by 13% to $210,313.* And notably, we are executing while driving even higher levels of customer satisfaction.

We believe – and we’re proud to say – our unique value proposition and strong execution is what allows us to secure competitive customer wins. First, with nearly 5,000 customers, Dayforce is a mature and robust cloud platform that delivers real quantifiable value, which is highly differentiated from either the legacy or more nascent technology on the market. Second, our services team and partner ecosystem deliver critical HCM industry experience and deep knowledge of Dayforce. Together, this means that we can take customers live on time, on budget, and with a very positive customer experience.

During the quarter, we took live:

•

The largest publisher of newspapers in the US with over 250 daily papers originally deployed Dayforce to 18,000 employees in 2016. In the fourth quarter, the organization added 11,000 new employees to Dayforce via acquisition, enabling Dayforce Pay, Benefits, and Time to 29,000 employees.

•	A large manufacturer with more than 50 locations and over 5,000 employees across North America.
•

An innovative research and development company focused on self-driving vehicle technology and autonomous taxi services activated Dayforce Workforce Management and Payroll in Singapore, adding their additional Singapore-based employees into their already operational US Dayforce Payroll.

•	One of the largest privately held wholesale distributor of plumbing, heating, and industrial supplies in the US kicked off their project in June and went live in December, including all integrations.

Partner Ecosystem

Earlier this year, we shared our strategy to extend our ecosystem to broaden our global reach, expand further into the enterprise segment, and continue to deepen our industry expertise – all focused on creating even more value of Dayforce for our customers. We currently have 15 organizations signed, including 9 global partners. These relationships enhance our services delivery capacity and also provide opportunities to grow our pipeline significantly.

We will extend our ecosystem to broaden our global reach, expand further into the enterprise segment, and continue to deepen our industry expertise

During the fourth quarter, one of Canada’s largest Provincial Ministries with over 6,500 employees selected Dayforce to modernize its workforce management and time and attendance solution. The opportunity was referred by a large global SI and is an

*Excluding float revenue and COVID-19 impact, and on a constant currency basis

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early example of a significant win under a SI partnership agreement.

By working with great partners, we bring together deep product and industry expertise to expand our customers’ ability to drive transformation with Dayforce at the center.

Sales highlights

We continue to deliver quantifiable value to our customers by simplifying their technology environments, rationalizing legacy platforms with our modern, single database, single rules engine solution, and providing them the runway to scale globally. Our ability to do this allows us to win against some of our largest cloud and legacy competitors in the industry.

Specifically, in North America during the fourth quarter we closed:

•

An American multinational business process outsourcing provider with 56,000 employees in
23 countries selected Dayforce for global HR, workforce management, and talent management, in addition to selecting Dayforce to run its native payroll in five countries. Previously, the company was using over 100 different applications to manage its workforce and needed to reduce complexity with scalable technology that would facilitate continued global growth. Dayforce will provide an intelligent, scalable HCM solution to help the company attract and retain talent, improve HR process efficiencies, and will contribute toward driving an over 100% increase in margins.

•

The largest quick service restaurant franchisor in the world with 2,600 corporate employees in 28 countries selected Ceridian as a partner to rebuild its global HR and payroll infrastructure in a single system. Dayforce will provide intelligent, real-time insights, and create a consistent and engaging user experience for their employees around the world.

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•

North America’s leading producer of ready-to-assemble furniture with 2,700 employees in the US and Canada selected Ceridian to elevate its employee experience. The company saw the value that on-demand pay and Dayforce Wallet would bring to its workforce by giving them immediate access to earned wages. In addition, having previously struggled with multiple systems and reporting engines, it recognized the efficiencies that a single reporting engine and real-time payroll and workforce management visibility could provide.

•

A Canadian news media company with more than 140 brands and over 4,000 employees selected Dayforce as its first enterprise wide HCM system. The company has grown through acquisitions and was looking for a unified solution to align and automate many manual and disparate HR processes. Dayforce provides the company with greater compliance and payroll accuracy, which was a key requirement in their selection.

•

The largest appliance and furniture store in North America with 4,800 employees selected Dayforce as its unified HCM solution. The company outgrew its existing technology, and Dayforce’s ability to scale with the company’s growth in addition to Ceridian’s demonstrated expertise in the retail industry were both differentiators in winning this deal.

Our wins are increasingly global and take advantage of our investments, particularly in APJ. In addition, one of our growth levers is to expand the Dayforce platform and sell into our customer base. During 2020, we had a very successful year selling add-ons to our existing customer base, both additional functionality and geographic expansion. Approximately 25% of our 2020 sales were add-ons to our existing customer base – an increase from historical levels of approximately 20%. Selling more add-ons is a testament to our ability to service new logo growth, and by virtue of the depth and success of the

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relationships, it demonstrates we can benefit from expanded revenue per customer. Examples include:

•	One of the largest, global paint and coating manufacturers added global pay and time to expand to 10 countries, including Australia and New Zealand.

•

An existing paint manufacturing customer with operations in the US, Canada, and Ireland, added the full HCM suite, with global pay and time for 20 additional countries, including UK and Australia. The customer now has a platform to enhance global compliance to support nearly 4,700 employees.

•

An Australian commercial laundry services company with 1,500 employees augmented its current use of RITEQ by purchasing the full Dayforce HCM suite including payroll, workforce management, and talent management. The company recognized the efficiencies that can be achieved by leveraging a unified HCM solution and wanted to set up a robust HR and workforce management infrastructure to support its plans for growth through acquisition in the coming years.

Approximately 25% of our 2020 sales were add-ons to our existing customer base – an increase from historical levels of approximately 20%

Marketing highlights

We continue to drive strong results with our digital marketing and virtual events. Our INSIGHTS conference saw record attendance, with 8 times more prospects and 2.5 times more customers attending than in 2019. The virtual format enabled us to engage more than 300 C-level attendees, which is significantly higher than in previous years. It also allowed us to reach a larger base of customers and prospects from

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the EMEA and APJ regions, who were able to consume the content without the need for travel. The event was highly efficient, reaching a much larger audience at less than 30% of the cost of the live format. The experiences gained from our successful pivot to digital marketing in 2020 leave us well positioned for efficient lead and pipeline creation in 2021.

Dayforce Wallet and other product updates

Our pace of innovation remains an important differentiator for us as we continue to deliver new functionality to our customers.

In the fourth quarter, we continued to grow the Dayforce platform by building and deploying local payroll in 23 new countries for a total of 50 countries.

We will be rolling out Dayforce Wallet to the Canadian market in the first quarter

Throughout this unprecedented year of uncertainty and change, our vision for intelligent HCM, where technology meets users at the experience layer by focusing on digital moments to make work life better was validated through the delivery of important innovative products and features. In 2020, we delivered:

•	Employee Safety Monitoring - Monitors the health and safety of employees across all locations, and manages risk exposure during a health crisis
•	Engagement Surveys - Provides insights into employee sentiment using Machine Learning, and helps develop strategies to increase engagement

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•	Dayforce Touch Time Clock: Facial Recognition - Provides a zero physical interaction clock to improve health and safety in the workplace
•	Dayforce Hub - An immersive Dayforce employee experience that drives engagement and alignment with organizational culture
•	Benefits Intelligence - Intelligently simulates benefits plan adoption and costs based on plan design
•	Dayforce Wallet - Disrupts the concept of a pay cycle and fixed pay period, allowing employees to access earned wages on-demand.

Customers are transforming the traditional pay day for their employees with on-demand payments through Dayforce Wallet. We continue to see strong market momentum with more than 100 customers already using the product and over 375 customers signed. As expected, we are seeing rolling growth in user adoption and usage. Attach rates to new sales have been over 80%, which we expect to lead to compounded growth, as we continue to drive adoption within launched customers and add new ones.

We continued to grow the Dayforce platform by building and deploying local payroll in 23 new countries for a total of 50 countries

Dayforce Wallet customers are seeing positive impact to their businesses, with a 5% increase in recruiting close rates and a 9% reduction in the time it takes to fill an open position vs. our broader group of customers. Additionally, Dayforce Wallet customers experienced 42% lower voluntary turnover among those employees using the Wallet. These numbers continue to strengthen and validate the value proposition of Dayforce Wallet, and they provide further examples of our focus on creating quantifiable value for our customers.

To enhance the consumer experience and to help improve their financial wellness over the long term, we will continue to introduce new features into Dayforce Wallet, such as rewards, bill pay, and savings buckets. To increase consumer adoption, we will also make it easier and more appealing for users to make this product their primary financial account. We will be rolling out Dayforce Wallet to the Canadian market in the first quarter.

Summary

As I reflect back on 2020, I can tell you that Ceridian is stronger, more agile, and more customer focused today than it was a year ago.

Overall, despite the economic headwind from the pandemic, our execution and financial performance exceeded expectations. We are uniquely positioned to help customers navigate this new world of work, and demand for Dayforce remains strong.

We are encouraged by the resilience we are seeing in our customer base. We see this both in terms of employees returning to work and in our customers’ focus on accelerating their digital transformation initiatives.

We have a strong balance sheet, and we will continue to invest in the growth of Dayforce and our business in 2021.

Looking forward, we have tremendous underlying momentum in the business, and we believe we are well-positioned to gain share and to drive scale coming out of the crisis.

On behalf of the Board and leadership team, I want to thank the team for delivering against our growth agenda, for delivering value to our customers and their employees, and for delivering value to you: our fellow stockholders.

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Noémie Heuland
EVP and Chief Financial Officer

From the CFO

The financial highlights and business outlook below are on a year-over-year basis and reported in U.S. dollars, unless otherwise stated.

Revenue

While we continued to experience pandemic related headwinds, our financial performance in the fourth quarter of 2020 was strong:

•

Dayforce recurring services revenue increased by $16.6 million, or 14.5%, to $130.9 million. Excluding float revenue and on a constant currency basis, Dayforce recurring services revenue increased by 19.3%.

•	Dayforce professional services and other revenue declined by $4.6 million, or 10.4%, to $39.8 million.
•	Dayforce revenue increased by $12.0 million, or 7.6%, to $170.7 million. Excluding float revenue and on a constant currency basis, Dayforce revenue increased by 10.2%.
•

Revenue from Powerpay, our solution for small businesses in Canada, declined by $2.3 million, or 9.0%, to $23.2 million. Excluding float revenue and on a constant currency basis, Powerpay revenue declined by 7.6%.

•	Cloud revenue, which includes both Dayforce and Powerpay, increased by $9.7 million, or 5.3%, to $193.9 million. Excluding float revenue and on a constant currency basis, Cloud revenue increased by 7.9%.
•	Total revenue increased by $1.0 million, or 0.5%, to $222.8 million. Excluding float revenue and on a constant currency basis, total revenue increased by 3.3%.

The average float balance for our customer trust funds during the fourth quarter was approximately $3,145.5 million, compared to $3,137.9 million in the fourth quarter last year. The average yield on our float balance was 1.33% during the fourth quarter of 2020, a decline of 85 basis points compared to the average yield in the fourth quarter of 2019. The decline was primarily attributable to reductions in the U.S. Federal Reserve federal funds rate of 25 basis points in the fourth quarter of 2019 and 150 basis points in the first quarter of 2020, as well as a reduction in the Bank of Canada overnight rate target of 150 basis points in the first quarter of 2020. As a result, float revenue from invested customer trust funds was $10.6 million in the fourth quarter, compared to $17.3 million in the fourth quarter last year. The allocation of float revenue to Dayforce and Cloud revenue was $7.1 million and $9.3 million, respectively, in the fourth quarter of 2020.

Impact of COVID-19

As anticipated and previously disclosed, the COVID-19 pandemic has had an adverse impact on revenue during the fourth quarter, primarily in the form of lower employment levels at our customers, lower float revenue resulting from reductions in the U.S. Federal Reserve federal funds rate and the Bank of Canada overnight rate target, lower average float balances, lower demand for professional services, and customer delays in implementation services.

We estimate that lower employment levels at our customers adversely affected fourth quarter revenue by approximately $9.5 million, of which approximately $7.5 million was related to Dayforce and approximately $2 million was related to Powerpay.

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In addition, we estimate the impact of lower float revenue from reductions in interest rates and lower average float balances was approximately $6 million.

As a result of the COVID-19 pandemic and our successful transition to a virtual working environment, we evaluated our lease portfolio and made the decision to close certain office locations in the U.S. and Canada. The employees in the impacted offices fully transitioned to virtual work by the end of fiscal 2020. In the fourth quarter of 2020, we recognized $16.8 million of charges within general and administrative expense related to the abandonment of the leases associated with these office locations, and this charge was excluded from Adjusted EBITDA. As a result of the office closures, we expect to realize lease expense savings beginning in 2021.

Gross margin

In the fourth quarter of 2020, Cloud recurring services gross margin increased 210 basis points to 70.9%, compared to 68.8% in the fourth quarter last year, as we continued to realize economies of scale in customer support and hosting costs. Excluding float revenue, Cloud recurring services gross margin expanded by 380 basis points. Professional services and other margin declined from 5.9% in the fourth quarter last year to (4.1)%, reflecting lower utilization of employees during the COVID-19 pandemic. Activations were $23.7 million, or 59% of Cloud professional services and other revenue, compared to $26.4 million, or 59% of Cloud professional services and other revenue in the fourth quarter last year. Post go-live professional services and other revenue were $11.8 million, or 29% of Cloud professional services and other revenue, compared to $10.5 million, or 23% of Cloud professional services and other revenue in the fourth quarter last year.

Net (loss) income and net (loss) income per share

Net loss in the fourth quarter of 2020 was $17.3 million, or $(0.12) per diluted share, compared to net

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loss of $1.5 million, or ($0.01) per diluted share, in the fourth quarter of last year. The difference is primarily due to $16.8 million in one-time charges related to the abandonment of certain leased facilities in the fourth quarter of 2020. Adjusted net income in the fourth quarter of 2020 was $14.0 million, or $0.09 per diluted share, compared to $12.1 million, or $0.08 per diluted share, in the fourth quarter of last year.

Adjusted EBITDA

Adjusted EBITDA declined by 25.5% to $33.1 million in the fourth quarter of 2020. Excluding float revenue, Adjusted EBITDA declined by 17.0%, and Adjusted EBITDA margin contracted by 270 basis points, reflecting adverse effects of the COVID-19 pandemic on our revenue and continued investment in product development and sales and marketing.

Full year 2020 revenue and gross margin

Despite the impact of COVID-19 on our 2020 results, we are pleased by our full year 2020 financial performance:

•

Dayforce recurring services revenue increased by $71.2 million, or 16.6%, to $500.2 million. Excluding float revenue and on a constant currency basis, Dayforce recurring services revenue increased by 22.7%.

•	Dayforce revenue increased by $79.1 million, or 13.9%, to $648.8 million. Excluding float revenue and on a constant currency basis, Dayforce revenue increased by 18.1%.
•	Total revenue increased by $18.4 million, or 2.2%, to $842.5 million. Excluding float revenue and on a constant currency basis, total revenue increased by 6.4%.
•	Cloud recurring services gross margin increased 160 basis points to 71.2%, compared to 69.6% in 2019. Excluding float revenue, Cloud recurring services gross margin expanded 330 basis points.

Other key performance metrics

Annual Cloud revenue retention rate was 95.8% in 2020, compared to 96.3% in 2019.

2020 Cloud annualized recurring revenue (“ARR”) was $617.9 million as of December 31, 2020, an increase of 6.2%, or $35.9 million, from December 31, 2019.

Balance sheet and liquidity

As of December 31, 2020, we had cash and equivalents of $188.2 million, and availability under our revolving credit facility of $300.0 million. Our total debt balance was $667.8 million as of December 31, 2020.

In October 2020, we contributed $105.0 million to our largest U.S. pension plan, which represented $17.0 million of required minimum contributions and $88.0 million of voluntary contributions. We believe that this contribution will mitigate the market risk associated with plan investments, and it will improve our cash flow from operations and free cash flow beginning in fiscal year 2021.

In December 2020, we repaid the amount on our revolving credit facility, which we had drawn down in April 2020.

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Business Outlook

First quarter 2021 guidance

While we are not providing full year guidance due to the ongoing COVID-19 pandemic and the uncertain impact to employment levels, based on information available to us as of February 9, 2021, we are issuing the following guidance for the first quarter of 2021:

•

Dayforce recurring services revenue of $141 million to $142 million, or an increase of approximately 10% to 11% on a GAAP basis and 9% to 10% on a constant currency basis. Excluding float revenue, Dayforce recurring services revenue is expected to grow approximately 18% to 19% on both a GAAP and constant currency basis.

•

Dayforce revenue of $176 million to $178 million, or an increase of approximately 4% to 5% on both a GAAP and constant currency basis. Excluding float revenue, Dayforce revenue is expected to grow approximately 10% to 11% on a GAAP basis and 9% to 10% on a constant currency basis.

•

Cloud revenue of $194 million to $197 million, or an increase of approximately 2% to 3% on a GAAP basis and 1% to 2% on a constant currency basis. Excluding float revenue, Cloud revenue is expected to grow approximately 7% to 9% on a GAAP basis and 6% to 8% on a constant currency basis.

•

Total revenue of $220 million to $224 million, or a decline of approximately 1% to an increase of approximately 1% on a GAAP basis and a decline of approximately 2% to flat on a constant currency basis. Excluding float revenue, total revenue is expected to grow approximately 4% to 6% on a GAAP basis and 3% to 5% on a constant currency basis.

•	Float revenue of approximately $6 million within Dayforce revenue, $8 million within Cloud revenue, and $9 million within total revenue.
•	Adjusted EBITDA of $32 million to $36 million.

We have not reconciled the Adjusted EBITDA range for the first quarter of 2021 to the directly comparable

GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not readily available due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

Full Year 2021 outlook

In the second quarter of 2021, we expect Dayforce recurring services revenue growth, excluding float revenue and on a constant currency basis, to be above 22% compared to the second quarter of 2020, assuming no improvement or reduction from first quarter 2021 customer employment levels.

In the second half of 2021, we expect Dayforce recurring services revenue growth, excluding float revenue and on a constant currency basis, to be above 25% compared to the respectively third and fourth quarters of 2020. This assumes recovery in employment levels beginning in July 2021 and continuing through the end of 2021.

We have not included the impact of the Ascender acquisition in our 2021 outlook but will update our outlook after closing – which we expect to occur in the second quarter.

Adjusted EBITDA outlook

As we look forward to 2021, we are faced with the reality that our high-margin float revenue will continue to decline as a result of the lower interest rate environment, and that there will be a continued COVID-19 pandemic employment headwind to our revenue. Even in the face of these realities, we continue to invest in Product Development as well as Sales & Marketing, with the goal of achieving sustained high levels of Dayforce recurring revenue growth into the future. Specifically, the investments will focus on the following primary objectives: Dayforce Wallet and other innovations in payroll, expanding our global footprint, advances in the

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openness and extensibility of the Dayforce platform, and growing our network of system integrator relationships. We expect our continued investment will result in reduced Adjusted EBITDA margins in 2021.

Dayforce

We previously disclosed that we had observed a 3% decline in employment levels at our customers through October 2020. We have not seen the gradual improvement we were expecting during the fourth quarter. Thus, employment levels have remained consistently 3% below pre-COVID-19 levels through the end of January.

We had estimated an impact to our fourth quarter 2020 results of between $6 and $7 million as a result of lower employment levels, but due to the resurgence of the virus in November and December, we observed a $7.5 million impact to our Dayforce recurring revenue.

In our first quarter 2021 guidance, we have assumed an approximate negative impact of between $6 million to $7 million to our Dayforce recurring services revenue, which would represent a sequential $1 million improvement compared to the fourth quarter of 2020.

The proportion of inactive Dayforce employees to total Dayforce employees remained at approximately 4% as of the end of January, equal to the levels we observed in October, but representing an improvement from approximately 11% at the peak of the pandemic in April 2020.

The COVID-19 pandemic is expected to continue impacting customer implementations and the demand for Dayforce professional services and other revenue during the first quarter of 2021.

Powerpay

Approximately 40% of the Powerpay recurring services revenue is from per-check fees, and approximately 30% of the Powerpay recurring services revenue is from base fees charged per pay-run per customer. The remaining 30% of Powerpay recurring services revenue is from ancillary fees, which are generally recognized in line with per-check fees.

During the first quarter of 2021, we believe Powerpay will be negatively impacted by approximately $3 million due to a decline in both the number of employees paid and the number of customers running payroll, as a result of lockdown orders in place across Canada.

Bureau

Fourth quarter Bureau revenue included approximately $7 million of Excelity revenue. The overall decline in Bureau recurring services revenue during the fourth quarter was a result of ongoing customer migrations to Dayforce as well as a reduction of employment levels and float revenue due to the COVID-19 pandemic.

Bureau recurring services gross margin declined year-over-year due to lower Bureau recurring services revenue and the acquisition of Excelity which had a lower recurring services gross margin. The expected continuous decline in Bureau revenue coupled with the fixed costs to maintain the end-of-life platform will continue to affect the Bureau recurring services gross margin.

Foreign exchange impacts

Our 2021 guidance assumes an average U.S. dollar to Canadian dollar foreign exchange rate of $1.30, compared to an average rate of $1.34 in the first quarter of 2020 and for the full year of 2020.

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Ceridian HCM Holding Inc.

Consolidated balance sheets

(Dollars in millions, except share data)

	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$188.2	$281.3
Trade and other receivables, net	101.1	80.4
Prepaid expenses and other current assets	73.9	57.9
Total current assets before customer trust funds	363.2	419.6
Customer trust funds	3,759.4	3,204.1
Total current assets	4,122.6	3,623.7
Right of use lease asset	27.9	32.0
Property, plant, and equipment, net	136.4	128.3
Goodwill	2,031.8	1,973.5
Other intangible assets, net	195.0	177.9
Other assets	187.6	150.3
Total assets	$6,701.3	$6,085.7
Liabilities and equity
Current liabilities:
Current portion of long-term debt	$7.2	$10.8
Current portion of long-term lease liabilities	10.5	8.8
Accounts payable	38.9	43.2
Deferred revenue	24.4	25.5
Employee compensation and benefits	64.6	75.9
Other accrued expenses	20.5	13.9
Total current liabilities before customer trust funds obligations	166.1	178.1
Customer trust funds obligations	3,697.8	3,193.6
Total current liabilities	3,863.9	3,371.7
Long-term debt, less current portion	660.6	666.3
Employee benefit plans	24.4	117.2
Long-term lease liabilities, less current portion	33.6	30.1
Other liabilities	20.6	18.1
Total liabilities	4,603.1	4,203.4
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 148,571,412 and 144,386,618 shares issued and outstanding, respectively	1.5	1.4
Additional paid in capital	2,606.5	2,449.1
Accumulated deficit	(233.8)	(229.8)
Accumulated other comprehensive loss	(276.0)	(338.4)
Total stockholders’ equity	2,098.2	1,882.3
Total liabilities and equity	$6,701.3	$6,085.7

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Ceridian HCM Holding Inc.

Consolidated statements of operations

(Dollars in millions, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)
Revenue:
Recurring services	$181.5	$176.4	$690.2	$680.1
Professional services and other	41.3	45.4	152.3	144.0
Total revenue	222.8	221.8	842.5	824.1
Cost of revenue:
Recurring services	57.5	52.8	213.3	201.8
Professional services and other	43.0	42.7	163.7	149.8
Product development and management	26.2	18.8	83.7	67.9
Depreciation and amortization	10.6	9.7	40.5	36.4
Total cost of revenue	137.3	124.0	501.2	455.9
Gross profit	85.5	97.8	341.3	368.2
Selling, general and administrative	107.4	78.1	333.5	295.9
Operating (loss) profit	(21.9)	19.7	7.8	72.3
Interest expense, net	5.7	7.2	25.1	32.4
Other expense, net	—	0.9	2.7	5.6
(Loss) income before income taxes	(27.6)	11.6	(20.0)	34.3
Income tax (benefit) expense	(10.3)	13.1	(16.0)	(44.4)
Net (loss) income	$(17.3)	$(1.5)	$(4.0)	$78.7
Net (loss) income per share:
Basic	$(0.12)	$(0.01)	$(0.03)	$0.55
Diluted	$(0.12)	$(0.01)	$(0.03)	$0.53
Weighted-average shares outstanding:
Basic	148,086,778	144,066,263	146,774,471	142,049,112
Diluted	148,086,778	144,066,263	146,774,471	148,756,592

16	|	Q4 2020 Stockholder letter

Ceridian HCM Holding Inc.

Consolidated statements of cash flows

(Dollars in millions)	Year ended December 31,
	2020	2019
	(unaudited)
Net (loss) income	$(4.0)	$78.7
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Deferred income tax benefit	(7.0)	(69.4)
Depreciation and amortization	51.8	57.1
Amortization of debt issuance costs and debt discount	1.2	1.2
Lease abandonment costs	16.8	—
Net periodic pension and postretirement cost	3.3	5.2
Provision for doubtful accounts	2.0	3.2
Share-based compensation	65.8	36.5
Other	1.0	(0.4)
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(12.0)	(16.4)
Prepaid expenses and other current assets	(6.8)	(8.0)
Accounts payable and other accrued expenses	(1.4)	3.8
Deferred revenue	(1.2)	0.8
Employee compensation and benefits	(104.0)	(11.1)
Accrued taxes	(3.7)	(11.1)
Other assets and liabilities	(32.0)	(19.5)
Net cash (used in) provided by operating activities	(30.2)	50.6
Cash Flows from Investing Activities
Purchase of customer trust funds marketable securities	(212.4)	(408.4)
Proceeds from sale and maturity of customer trust funds marketable securities	369.3	374.5
Expenditures for property, plant, and equipment	(18.1)	(16.3)
Expenditures for software and technology	(41.7)	(38.9)
Acquisition costs, net of cash acquired	(58.3)	(30.2)
Net cash provided by (used in) investing activities	38.8	(119.3)
Cash Flows from Financing Activities
Increase in customer trust funds obligations, net	483.6	529.9
Repayment of long-term debt obligations	(10.0)	(7.2)
Proceeds from revolving credit facility	295.0	—
Repayment of revolving credit facility	(295.0)	—
Proceeds from issuance of common stock under share-based compensation plans	91.7	87.0
Net cash provided by financing activities	565.3	609.7
Effect of Exchange Rate Changes on Cash	(4.0)	11.3
Net increase in cash and equivalents	569.9	552.3
Cash, restricted cash, and equivalents at beginning of year	1,658.6	1,106.3
Cash, restricted cash, and equivalents at end of year	$2,228.5	$1,658.6
Reconciliation of cash, restricted cash, and equivalents to the consolidated balance sheets
Cash and equivalents	$188.2	$281.3
Restricted cash and equivalents included in customer trust funds	$2,040.3	$1,377.3
Total cash, restricted cash, and equivalents	$2,228.5	$1,658.6
Supplemental Cash Flow Information:
Cash paid for interest	$26.7	$37.4
Cash paid for income taxes	$4.2	$36.2
Cash received from income tax refunds	$9.6	$0.3

17	|	Q4 2020 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Three Months Ended December 31,		Percentage change in revenue as reported	Impact of changes in foreign currency(a)	Percentage change in revenue on a constant currency basis (a)
	2020	2019	2020 vs. 2019		2020 vs. 2019
	(Dollars in millions)
Revenue:
Dayforce recurring services, excluding float	$123.8	$103.3	19.8%	0.5%	19.3%
Dayforce float	7.1	11.0	(35.5)%	(—)%	(35.5)%
Total Dayforce recurring services	130.9	114.3	14.5%	0.5%	14.0%
Powerpay recurring services, excluding float	20.7	22.0	(5.9)%	0.9%	(6.8)%
Powerpay float	2.2	3.0	(26.7)%	3.3%	(30.0)%
Total Powerpay recurring services	22.9	25.0	(8.4)%	1.2%	(9.6)%
Total Cloud recurring services	153.8	139.3	10.4%	0.6%	9.8%
Dayforce professional services and other	39.8	44.4	(10.4)%	0.4%	(10.8)%
Powerpay professional services and other	0.3	0.5	(40.0)%	(—)%	(40.0)%
Total Cloud professional services and other	40.1	44.9	(10.7)%	0.4%	(11.1)%
Total Cloud revenue	193.9	184.2	5.3%	0.6%	4.7%
Bureau recurring services, excluding float	26.4	33.8	(21.9)%	(0.6)%	(21.3)%
Bureau float	1.3	3.3	(60.6)%	9.1%	(69.7)%
Total Bureau recurring services	27.7	37.1	(25.3)%	0.3%	(25.6)%
Bureau professional services and other	1.2	0.5	140.0%	20.0%	120.0%
Total Bureau revenue	28.9	37.6	(23.1)%	0.6%	(23.7)%
Total revenue	$222.8	$221.8	0.5%	0.6%	(0.1)%

Dayforce	$170.7	$158.7	7.6%	0.5%	7.1%
Powerpay	23.2	25.5	(9.0)%	1.2%	(10.2)%
Total Cloud revenue	$193.9	$184.2	5.3%	0.6%	4.7%

Dayforce, excluding float	$163.6	$147.7	10.8%	0.6%	10.2%
Powerpay, excluding float	21.0	22.5	(6.7)%	0.9%	(7.6)%
Cloud float	9.3	14.0	(33.6)%	0.7%	(34.3)%
Total Cloud revenue	$193.9	$184.2	5.3%	0.6%	4.7%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

18	|	Q4 2020 Stockholder letter

Ceridian HCM Holding Inc.

Revenue financial measures

(Unaudited)

	Year Ended December 31,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on a constant currency basis (a)
	2020	2019	2020 vs. 2019		2020 vs. 2019
	(Dollars in millions)
Revenue:
Dayforce recurring services, excluding float	$463.1	$377.9	22.5%	(0.2)%	22.7%
Dayforce float	37.1	51.1	(27.4)%	(0.2)%	(27.2)%
Total Dayforce recurring services	500.2	429.0	16.6%	(0.1)%	16.7%
Powerpay recurring services, excluding float	70.8	76.9	(7.9)%	(0.4)%	(7.5)%
Powerpay float	8.7	12.1	(28.1)%	(—)%	(28.1)%
Total Powerpay recurring services	79.5	89.0	(10.7)%	(0.4)%	(10.3)%
Total Cloud recurring services	579.7	518.0	11.9%	(0.2)%	12.1%
Dayforce professional services and other	148.6	140.7	5.6%	(0.2)%	5.8%
Powerpay professional services and other	1.1	1.3	(15.4)%	(—)%	(15.4)%
Total Cloud professional services and other	149.7	142.0	5.4%	(0.2)%	5.6%
Total Cloud revenue	729.4	660.0	10.5%	(0.2)%	10.7%
Bureau recurring services, excluding float	104.0	145.1	(28.3)%	(0.3)%	(28.0)%
Bureau float	6.5	17.0	(61.8)%	1.1%	(62.9)%
Total Bureau recurring services	110.5	162.1	(31.8)%	(0.2)%	(31.6)%
Bureau professional services and other	2.6	2.0	30.0%	5.0%	25.0%
Total Bureau revenue	113.1	164.1	(31.1)%	(0.1)%	(31.0)%
Total revenue	$842.5	$824.1	2.2%	(0.2)%	2.4%

Dayforce	$648.8	$569.7	13.9%	(0.1)%	14.0%
Powerpay	80.6	90.3	(10.7)%	(0.3)%	(10.4)%
Total Cloud revenue	$729.4	$660.0	10.5%	(0.2)%	10.7%

Dayforce, excluding float	$611.7	$518.6	18.0%	(0.1)%	18.1%
Powerpay, excluding float	71.9	78.2	(8.1)%	(0.4)%	(7.7)%
Cloud float	45.8	63.2	(27.5)%	(0.1)%	(27.4)%
Total Cloud revenue	$729.4	$660.0	10.5%	(0.2)%	10.7%

(a)	We have calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

19	|	Q4 2020 Stockholder letter

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP financial measures

(Unaudited)

The following tables present a reconciliation of our reported results to our non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income for all periods presented:

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(Dollars in millions)
Net (loss) income	$(17.3)	$(1.5)	$(4.0)	$78.7
Interest expense, net	5.7	7.2	25.1	32.4
Income tax expense (benefit)	(10.3)	13.1	(16.0)	(44.4)
Depreciation and amortization	14.9	13.2	51.8	57.1
EBITDA (a)	(7.0)	32.0	56.9	123.8
Intercompany foreign exchange (gain) loss	(1.1)	(0.4)	(1.0)	0.4
Share-based compensation (b)	20.4	10.7	68.9	37.7
Severance charges (c)	2.8	1.8	9.7	6.2
Restructuring consulting fees (d)	1.2	1.7	8.1	5.3
Other non-recurring charges (e)	16.8	(1.4)	16.4	11.2
Adjusted EBITDA	$33.1	$44.4	$159.0	$184.6
Adjusted EBITDA margin	14.9%	20.0%	18.9%	22.4%

(a)	We define EBITDA as net income or loss before interest, taxes, and depreciation and amortization.
(b)	Represents share-based compensation expense and related employer taxes.
(c)	Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause.
(d)

Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.

(e)

Comprised of (1) (recovery) loss on unrecovered duplicate payments associated with our isolated service incident, and (2) charges of $16.8 million during 2020 related to the abandonment of certain leased facilities.

20	|	Q4 2020 Stockholder letter

	Three months ended December 31, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$57.5	$1.6	$0.2	$—	$—	$55.7
Professional services and other	43.0	1.3	—	—	—	41.7
Product development and management	26.2	3.5	0.3	—	—	22.4
Depreciation and amortization	10.6	—	—	—	—	10.6
Total cost of revenue	137.3	6.4	0.5	—	—	130.4
Sales and marketing	49.4	2.0	1.9	—	—	45.5
General and administrative	58.0	12.0	0.4	18.0	—	27.6
Operating (loss) profit	(21.9)	20.4	2.8	18.0	—	19.3
Other expense, net	—	—	—	(1.1)	—	1.1
Depreciation and amortization	14.9	—	—	—	—	14.9
EBITDA	$(7.0)	$20.4	$2.8	$16.9	$—	$33.1
Net (loss) income	$(17.3)	$20.4	$2.8	$16.9	$(8.8)	$14.0
Net (loss) income per share- basic (c)	$(0.12)	$0.14	$0.02	$0.11	$(0.06)	$0.09
Net (loss) income per share- diluted (c)	$(0.12)	$0.14	$0.02	$0.11	$(0.06)	$0.09

(a)	Other includes intercompany foreign exchange gain, restructuring consulting fees, and lease abandonment charges.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 148,086,778 weighted-average shares of common stock.

21	|	Q4 2020 Stockholder letter

	Three months ended December 31, 2019
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$52.8	$0.9	$0.7	$—	$—	$51.2
Professional services and other	42.7	0.6	0.2	—	—	41.9
Product development and management	18.8	0.9	0.2	—	—	17.7
Depreciation and amortization	9.7	—	—	—	—	9.7
Total cost of revenue	124.0	2.4	1.1	—	—	120.5
Sales and marketing	44.4	1.4	0.4	—	—	42.6
General and administrative	33.7	6.9	0.3	0.3	—	26.2
Operating profit	19.7	10.7	1.8	0.3	—	32.5
Other expense, net	0.9	—	—	(0.4)	—	1.3
Depreciation and amortization	13.2	—	—	—	—	13.2
EBITDA	$32.0	$10.7	$1.8	$(0.1)	$—	$44.4
Net (loss) income	$(1.5)	$10.7	$1.8	$3.1	$(2.0)	$12.1
Net (loss) income per share- basic (c)	$(0.01)	$0.06	$0.01	$0.02	$(0.01)	$0.08
Net (loss) income per share- diluted (c)	$(0.01)	$0.06	$0.01	$0.02	$(0.01)	$0.08

(a)	Other includes intercompany foreign exchange loss, restructuring consulting fees, other non-recurring charges, and tax expense of $3.2 million related to the release of our valuation allowance.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the quarter.
(c)	GAAP and Adjusted basic and diluted net income (loss) per share are calculated based upon 144,066,263 weighted-average shares of common stock.

22	|	Q4 2020 Stockholder letter

	Year ended December 31, 2020
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$213.3	$6.1	$1.8	$—	$—	$205.4
Professional services and other	163.7	3.8	0.9	—	—	159.0
Product development and management	83.7	8.7	1.5	—	—	73.5
Depreciation and amortization	40.5	—	—	—	—	40.5
Total cost of revenue	501.2	18.6	4.2	—	—	478.4
Sales and marketing	165.6	8.0	3.3	—	—	154.3
General and administrative	167.9	42.3	2.2	24.5	—	98.9
Operating profit	7.8	68.9	9.7	24.5	—	110.9
Other expense, net	2.7	—	—	(1.0)	—	3.7
Depreciation and amortization	51.8	—	—	—	—	51.8
EBITDA	$56.9	$68.9	$9.7	$23.5	$—	$159.0
Net (loss) income	$(4.0)	$68.9	$9.7	$23.5	$(25.0)	$73.1
Net (loss) income per share- basic (c)	$(0.03)	$0.47	$0.07	$0.16	$(0.17)	$0.50
Net (loss) income per share- diluted (c)	$(0.03)	$0.47	$0.07	$0.16	$(0.17)	$0.50

(a)	Other includes intercompany foreign exchange loss, restructuring consulting fees, recovery of duplicate payments and lease abandonment charges.
(b)	Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 146,774,471 weighted-average shares of common stock.

23	|	Q4 2020 Stockholder letter

	Year ended December 31, 2019
	As reported	Share-based compensation	Severance charges	Other (a)	Income tax effects (b)	Adjusted
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring services	$201.8	$3.0	$1.8	$—	$—	$197.0
Professional services and other	149.8	1.8	0.6	—	—	147.4
Product development and management	67.9	3.1	0.3	—	—	64.5
Depreciation and amortization	36.4	—	—	—	—	36.4
Total cost of revenue	455.9	7.9	2.7	—	—	445.3
Sales and marketing	150.0	5.0	2.3	—	—	142.7
General and administrative	145.9	24.8	1.2	16.5	—	103.4
Operating profit	72.3	37.7	6.2	16.5	—	132.7
Other expense, net	5.6	—	—	0.4	—	5.2
Depreciation and amortization	57.1	—	—	—	—	57.1
EBITDA	$123.8	$37.7	$6.2	$16.9	$—	$184.6
Net income	$78.7	$37.7	$6.2	$(45.7)	$(9.1)	$67.8
Net income per share- basic (c)	$0.55	$0.28	$0.04	$(0.33)	$(0.06)	$0.48
Net income per share- diluted (c)	$0.53	$0.26	$0.04	$(0.31)	$(0.06)	$0.46

(a)

Other includes intercompany foreign exchange loss, restructuring consulting fees, loss on unrecovered duplicate payments, and a tax benefit of $62.6 million related to the release of our valuation allowance.

(b)

Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period. Prior to June 30, 2019, we did not apply an income tax effect to expenses incurred in the U.S. due to a full valuation allowance against our deferred tax assets.

(c)	GAAP and Adjusted basic and diluted net income per share are calculated based upon 142,049,112 and 148,756,592 weighted-average shares of common stock, respectively.

24	|	Q4 2020 Stockholder letter

Use of Non-GAAP financial measures

We use certain non-GAAP financial measures in this stockholder letter including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, revenue on a constant currency basis, Cloud revenue retention rate, and Cloud ARR. We believe that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, non-GAAP financial measures, are useful to management and investors as supplemental measures to evaluate our overall operating performance. Adjusted EBITDA and Adjusted EBITDA margin are components of our management incentive plan and are used by management to assess performance and to compare our operating performance to our competitors. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, as adjusted to exclude gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges. Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue. Adjusted net income is defined as net income (loss), as adjusted to exclude release of the valuation allowance, gain (loss) on assets and liabilities held in a foreign currency other than the functional currency of a company subsidiary, share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring charges, all of which are adjusted for the effect of income taxes. Management believes that Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are helpful in highlighting management performance trends because Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income exclude the results of decisions that are outside the normal course of our business operations.

Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be considered as alternatives to net income (loss), earnings (loss) per share, or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity. Our presentation of Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income should not be construed to imply that our future results will be unaffected by similar items to those eliminated in this presentation. Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are included in this discussion because they are key metrics used by management to assess our operating performance.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income are not defined under GAAP, are not measures of net income (loss) or any other performance measures derived in accordance with GAAP, and are subject to important limitations. Our use of the terms Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP.

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

In evaluating Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted net income, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation.

We present revenue on a constant currency basis to assess how our underlying businesses performed, excluding the effect of foreign currency rate fluctuations, which we believe is useful to management and investors. We calculate revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period. Dayforce revenue per

25	|	Q4 2020 Stockholder letter

customer is calculated on a constant currency basis by applying the prior year average exchange rate to all comparable periods.

Our annual Cloud revenue retention rate measures the percentage of revenues that we retain from our existing Cloud customers. We use this revenue retention rate as an indicator of customer satisfaction and future revenues. We calculate the annual Cloud revenue retention rate as a percentage, where the numerator is the Cloud ARR for the prior year, less the Cloud ARR from lost Cloud customers during that year; and the denominator is the Cloud ARR for the prior year. We set annual targets for Cloud revenue retention rate and monitor progress toward those targets on a quarterly basis by reviewing known customer losses and anticipated future customer losses. Our Cloud revenue retention rate may fluctuate as a result of a number of factors, including the mix of Cloud solutions used by customers, the level of customer satisfaction, and changes in the number of users live on our Cloud solutions. We have not reconciled the annual Cloud revenue retention rate because there is no directly comparable GAAP financial measure.

We derive the majority of our Cloud revenues from recurring fees, primarily per employee, per month subscription charges. We also derive recurring revenue from fees related to the rental and maintenance of clocks, charges for once-a-year services, such as year-end tax statements, and investment income on our customer funds held in trust before such funds are remitted to taxing authorities, customer employees, or other third parties. To calculate Cloud ARR, we start with recurring revenue at year end, subtract the once-a-year charges, annualize the revenue for customers live for less than a full year to reflect the revenue that would have been realized if the customer had been live for a full year, and add back the once-a-year charges. We set annual targets for Cloud ARR and monitor progress toward those targets on a quarterly basis. We have not reconciled the Cloud ARR because there is no directly comparable GAAP financial measure

Forward-looking statements

This stockholder letter contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this stockholder letter are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this stockholder letter include statements relating to the fiscal year of 2021, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this stockholder are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you consider this stockholder letter, you should understand that these statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). These risks and uncertainties include, but are not limited to, the following:

•	the impact of the Coronavirus disease 2019 (“COVID-19”) pandemic on our business, operations, and financial results;
•	our inability to manage our growth effectively or execute on our growth strategy;
•	our inability to successfully expand our current offerings into new markets or further penetrate existing markets;

26	|	Q4 2020 Stockholder letter

•	our failure to provide new or enhanced functionality and features;
•	significant competition in the market in which our solutions compete;
•	our failure to manage our aging technical operations infrastructure;
•	system breaches, interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise customer information or sensitive company information;
•

our failure to comply with applicable privacy, security, data, and financial services laws, regulations and standards, including our ongoing consent order with the Federal Trade Commission regarding data protection;

•	our failure to properly update our solutions to enable our customers to comply with applicable laws;
•	changes in regulations governing financial services, privacy concerns, and laws or other domestic or foreign data protection regulations;
•	our inability to maintain necessary third-party relationships, and third-party software licenses, and identify errors in the software we license;
•	our inability to offer and deliver high-quality technical support, implementation and professional services;
•	our inability to attract and retain key executive officers and highly skilled employees; or
•	other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this stockholder letter, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; our implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; we will be able to maintain our relationships with our employees, customers and partners; we will continue to attract qualified personnel to support our development requirements and the support of our new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on the company. Any forward-looking statement made by us in this stockholder letter speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Ceridian HCM Holding Inc.

Ceridian is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Ceridian. Makes Work Life Better™

27	|	Q4 2020 Stockholder letter